SCHEDULE 13G
CUSIP No. 62459N 105		Page 9 of 9 Pages

EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the U.S. Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other reporting persons on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of common stock, par value $0.00001 per share, of Movella Holdings Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as dated below.

GIC PRIVATE LIMITED

Dated: February 17, 2023	By:	/s/ Loh Sze Ling
Name: Loh Sze Ling
Title: Managing Director

Dated: February 16, 2023	By:	/s/ Toh Tze Meng
Name: Toh Tze Meng
Title: Senior Vice President

GIC ASSET MANAGEMENT PTE. LTD.

Dated: February 16, 2023	By:	/s/ Chan Hoe Yin
Name: Chan Hoe Yin
Title: Authorized Signatory

GAMNAT PTE. LTD.

Dated: February 16, 2023	By:	/s/ June Long Shing Yuan
Name: June Long Shing Yuan
Title: Head, Asia Equities Research